10.2 AMENDMENT TO SETTLEMENT AGREEMENT

This Amendment to the Settlement Agreement of Debt to Stock Conversion (the “Amendment”) is made and entered effective as of the 14th day of November 2006, by and between B2Digital, Incorporated, a Delaware corporation (“B2Digital”) with corporate offices at 4425 Ventura Canyon Ave., Suite 105 Sherman Oaks, CA 91423 and Coast Communications, Inc., a Nevada corporation (“Coast”) with corporate offices at 1030 S. Mesa Drive, Mesa, Arizona 85210 (collectively, B2Digital and Coast are known as the “Parties”).

RECITALS

A. WHEREAS, the Parties previously entered into a Settlement Agreement of Debt to Stock Conversion dated September 12, 2005 (the “Agreement”), under which B2Digital issued Coast certain shares of common stock of B2Digital in exchange for forgiveness and cancellation of $450,000 of principal and interest of promissory notes in the aggregate amount of $1,400,000, payable with 7.5% interest per annum. At November 15, 2006, $1,262,500 of principal and interest remains due under these notes (the “Notes”). The Notes were originally issued in connection with the acquisition by B2Digital of the assets of privately-held Hotel Movie Networks, Inc., a Nevada corporation, under an Asset Purchase Agreement with Coast dated March 31, 2003 (the “Asset Agreement”) and were filed as exhibits to B2Digital’s Form 8-K dated April 18, 2003.

B. WHEREAS, under the Agreement, Coast was entitled to convert the amounts remaining under the Notes into B2Digital’s common stock at a 50% discount to market price to be based upon the last five days average trading price.

C. WHEREAS, the Parties desire to amend the Agreement to convert $400,000 of the Notes into common stock at $.04 per share.

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual covenants, obligations, and mutual general release contained herein, the Parties hereby agree to amend the Agreement as follows:

AGREEMENT

1. The Parties agree and acknowledge that the foregoing Recitals are true and correct.

2. Coast agrees to convert $400,000.00 of the balance of the Notes into restricted shares of common stock of B2Digital (the “Share(s)”) at $0.04 per Share. The Shares will be issued as follows: 6,000,000 shares to be issued November 2006 and 4,000,000 shares to be issued December 2006.

3. It is understood by the Parties that $862,500.00 (representing remaining principal and interest at November 15, 2006) plus continuing accrued interest of 7.5% remains under Notes until paid in full and will continue to be secured by the Notes and the assets secured thereunder. At Coast’s option, the remaining principal and interest due under Notes may be converted into restricted Shares, at a conversion price to be agreed upon between the parties.

4. It is understood that, other than set forth under this Agreement and this Amendment, all obligations under the Asset Agreement, Notes and related obligations have been fulfilled by B2Digital.

5. The remaining terms and conditions of the Agreement shall remain the same and govern this Amendment as applicable.

IN WITNESS WHEREOF, the Parties have executed original counterparts of this Amendment effective as of the day and year first written above.

B2Digital, Incorporated

By:	Robert Russell
Its: Chairman of the Board - President

/s/ Robert Russell
Robert Russell

/s/ Marcia A. Pearlstein
Marcia A. Pearlstein - Director

COAST COMMUNICATIONS, INC.

By:	/s/ Ernest G. McKay
Its: President

/s/Ernest G. McKay
Ernest G. McKay